EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—Ben Ederington

Westlake Chemical Corporation Announces Third Quarter 2016 Earnings

•	Completed the strategic acquisition of Axiall Corporation during the third quarter of 2016.

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Westlake is now the third-largest global PVC producer and third-largest global chlor-alkali producer; Westlake remains the largest global specialty PVC producer and the largest LDPE producer in the Americas.

Westlake Chemical Corporation (NYSE: WLK) today reported net income of $65.7 million, or $0.51 per diluted share, on net sales of $1,279.0 million for the quarter ended September 30, 2016. This represents a decrease in net income of $117.9 million, or $0.88 per diluted share, compared to the quarter ended September 30, 2015 net income of $183.6 million, or $1.39 per diluted share, on net sales of $1,188.0 million. Net income for the third quarter of 2016 was impacted by

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pre-tax transaction and integration-related costs of approximately $82.8 million, or $0.41 per diluted share, associated with the acquisition of Axiall Corporation, which was completed in the third quarter of 2016;

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pre-tax unabsorbed fixed manufacturing costs and other costs associated with the turnaround and expansion of the Lake Charles, Louisiana Petro 1 ethylene unit, an unplanned outage at our Calvert City, Kentucky facility and other planned turnarounds totaling approximately $36.0 million, or $0.18 per diluted share, and the lost sales associated with such turnarounds and outages;

•	pre-tax impact of selling higher cost Axiall inventory at fair value of $16.2 million, or $0.08 per diluted share;

•	pre-tax financing costs of $11.4 million, or $0.06 per diluted share; and

•	the above items were partially offset by a realized, non-taxable, gain of approximately $49.1 million, or $0.38 per diluted share, from the Axiall shares purchased prior to the acquisition.
In addition to the non-recognition of tax on the gain on the Axiall shares, the effective income tax rate in the third quarter of 2016 was lower as a result of $11.4 million in various tax adjustments. Net sales for the third quarter of 2016 increased by $91.0 million compared to net sales for the third quarter of 2015, mainly due to sales contributed by Axiall, partially offset by lower sales prices and lower sales volumes for most of our major products. Income from operations was $46.6 million for the third quarter of 2016 as compared to $254.0 million for the third quarter of 2015. The decrease in income from operations for the third quarter of 2016 was mainly a result of lower sales prices for most of our major products, transaction and integration-related costs associated with the Axiall acquisition and the effect of selling higher cost Axiall inventory recorded at fair value. In addition, the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and expansion of the Lake Charles Petro 1 ethylene unit, the unplanned outage at our Calvert City facility and other planned turnarounds negatively impacted the third quarter of 2016 income from operations.
Third quarter 2016 net income of $65.7 million, or $0.51 per diluted share, decreased $45.4 million from the $111.1 million reported in the second quarter of 2016. Net income for the third quarter of 2016 was impacted by (1) pre-tax transaction and integration-related costs associated with the acquisition of Axiall; (2) lower integrated olefins margins, primarily due to higher feedstock and inventory costs; and (3) trading activity in the third quarter of 2016, which resulted in a loss of $7.8 million as compared to a gain of $11.6 million in the second quarter of 2016. These items were partially offset by a realized gain from the Axiall shares previously purchased; and a third quarter 2016 effective tax rate of (10.3)% as a result of the non-recognition of tax on the gain on the Axiall shares, and various tax adjustments. Net sales for the third quarter of 2016 of $1,279.0 million increased by $192.9 million compared to net sales of $1,086.1 million reported for the second quarter of 2016, mainly due to sales contributed by Axiall and higher sales prices for most of our major products, partially offset by lower sales volumes for most of our major products. Income from operations was $46.6 million for the third quarter of 2016 as compared to $179.9

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million for the second quarter of 2016. The decrease in income from operations for the third quarter of 2016 was mainly a result of transaction and integration-related costs associated with the Axiall acquisition, the effect of selling higher cost Axiall inventory recorded at fair value, lower integrated olefins margins primarily due to higher feedstock and inventory costs and the increased loss in trading activity in the third quarter of 2016 as compared to the second quarter of 2016.
For the nine months ended September 30, 2016, net income was $299.9 million, or $2.29 per diluted share, on net sales of $3,340.3 million. This represents a decrease in net income of $235.1 million, or $1.73 per diluted share, from the nine months ended September 30, 2015 net income of $535.0 million, or $4.02 per diluted share, on net sales of $3,476.6 million. Net income for the nine months ended September 30, 2016 was impacted by (1) pre-tax transaction and integration-related costs of approximately $90.6 million, or $0.45 per diluted share, associated with the Axiall acquisition; (2) pre-tax unabsorbed fixed manufacturing costs and other costs associated with the turnaround and expansion of the Lake Charles Petro 1 ethylene unit, an unplanned outage at our Calvert City facility and other planned turnarounds and unplanned outages totaling approximately $116.2 million, or $0.58 per diluted share; and (3) lost sales associated with such turnarounds and outages. This decrease was partially offset by realized gain of approximately $49.1 million from the previously held outstanding shares of common stock of Axiall; and a lower effective tax rate of 29.1% as a result of discrete items totaling $29.0 million, which decreased the tax provision for the 2016 period. These discrete items are comprised of $17.2 million related to the non-recognition of tax on the gain recognized attributable to the previously held outstanding shares of common stock of Axiall and $16.0 million related to return to provision, amended returns and other adjustments, partially offset by $4.2 million related to non-deductible Axiall acquisition costs. Net sales for the nine months ended September 30, 2016 decreased by $136.3 million compared to the prior-year period, primarily due to lower sales prices for all our major products and lower sales volumes for ethylene, polyethylene and ethylene co-products, partially offset by higher sales volume for PVC resin and sales contributed by Axiall and Suzhou Huasu Plastics Co., Ltd. ("Huasu"). We acquired a controlling interest in Huasu in June 2015. Income from operations was $428.8 million for the nine months ended September 30, 2016 as compared to $778.7 million for the nine months ended September 30, 2015, a decrease mainly attributable to lower sales prices for all our major products, transaction and integration-related costs associated with the acquisition of Axiall and the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and expansion of the Lake Charles Petro 1 ethylene unit, the unplanned outage at our Calvert City facility and other planned turnarounds and unplanned outages. These decreases were partially offset by lower average feedstock and energy costs and higher product margins at our European operations, as compared to the prior-year period.
"On August 31, 2016, we completed the strategic acquisition of Axiall Corporation, which is a significant milestone in a year that marks the 30th anniversary of our operations," said Albert Chao, President and Chief Executive Officer. "The acquisition creates a new Westlake that is the third-largest global PVC producer and third-largest global chlor-alkali producer and remains the largest global specialty PVC producer and the largest LDPE producer in the Americas. We are focused on the integration of the organizations and continue to look for opportunities to better serve our customers with a more diversified portfolio that should create growth opportunities for the business and significant value for our stockholders."
Net cash provided by operating activities was $174.3 million for the third quarter of 2016 and $544.2 million for the first nine months of 2016. Capital expenditures for the first nine months of 2016 were $467.3 million. As of September 30, 2016, we had cash and cash equivalents of $380.5 million and our long-term debt was $3,680.6 million.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $182.1 million for the third quarter of 2016 decreased $135.8 million compared to EBITDA of $317.9 million reported in the third quarter of 2015. EBITDA for the third quarter of 2016 decreased $73.3 million compared to EBITDA of $255.4 million in the second quarter of 2016. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

OLEFINS SEGMENT
The Olefins segment reported income from operations of $118.5 million in the third quarter of 2016, a decrease of $78.2 million compared to income from operations of $196.7 million in the third quarter of 2015. This decrease was mainly attributable to lower integrated olefins margins primarily due to lower sales prices as well as the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs related to the turnaround and expansion of the Lake Charles Petro 1 ethylene unit and other planned turnarounds during the third quarter of 2016 as compared to the prior-year period.
The Olefins segment income from operations of $118.5 million for the third quarter of 2016 decreased $22.1 million from the $140.6 million reported in the second quarter of 2016. This decrease was primarily due to lower integrated olefins margins, primarily due to higher feedstock and inventory costs. Trading activity in the third quarter of 2016 also contributed a loss of $7.8 million as compared to a gain of $11.6 million in the second quarter of 2016. These decreases were partially offset by higher production rates and lower unabsorbed fixed manufacturing and other costs related to the turnaround and expansion of the Lake Charles Petro 1 ethylene unit as compared to the prior period.
The Olefins segment reported income from operations of $408.3 million for the nine months ended September 30, 2016 as compared to income from operations of $608.7 million for the nine months ended September 30, 2015, a decrease of $200.4 million. This decrease was mainly attributable to lower integrated olefins margins, primarily due to lower sales prices and the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs related to the turnaround and expansion of the Lake Charles Petro 1 ethylene unit and other planned turnarounds and unplanned outages during the first nine months of 2016.

VINYLS SEGMENT
The Vinyls segment reported income from operations of $22.2 million in the third quarter of 2016, a decrease of $45.6 million compared to income from operations of $67.8 million reported in the third quarter of 2015. This decrease in operating income was mainly caused by the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the unplanned outage at our Calvert City facility and other planned turnarounds at our European facilities and lower sales prices for our building products, as compared to the third quarter of 2015. In addition, income from operations for the third quarter of 2016 was negatively impacted by the effect of selling higher cost Axiall inventory recorded at fair value.
The Vinyls segment income from operations of $22.2 million for the third quarter of 2016 decreased $30.0 million from the $52.2 million reported in the second quarter of 2016. The decrease in income from operations was mainly due to the negative impact of selling higher cost Axiall inventory recorded at fair value and lower building products margins.
The Vinyls segment reported income from operations of $136.6 million for the nine months ended September 30, 2016 as compared to income from operations of $202.8 million for the nine months ended September 30, 2015, a decrease of $66.2 million. This decrease was mainly caused by the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the unplanned outage at our Calvert City facility and other planned turnarounds during the first nine months of 2016. Income from operations for the nine months ended September 30, 2016 was also lower as a result of lower sales prices for our major products, partially offset by higher product margins at our European operations, as compared to the first nine months of 2015. In addition, income from operations for the nine months ended September 30, 2016 included the negative impact of selling higher cost Axiall inventory recorded at fair value.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding growth opportunities for our business and value for our stockholders are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; Westlake's ability to realize anticipated benefits of the Axiall acquisition and to integrate Axiall's business; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC in February 2016.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's third quarter 2016 results will be held Tuesday, November 8, 2016 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (855) 760-8160, or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 96221252.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, November 15, 2016. To hear a replay, dial (855) 859-2056, or (404) 537-3406 for international callers. The replay passcode is 96221252.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/3mpwbuwu and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

	(In thousands of dollars, except per share data)
Net sales	$1,279,028	$1,188,037	$3,340,276	$3,476,570
Cost of sales	1,076,895	876,761	2,641,192	2,527,567
Gross profit	202,133	311,276	699,084	949,003
Selling, general and administrative expenses	72,729	57,248	179,757	170,321
Transaction and integration-related costs	82,841	—	90,550	—
Income from operations	46,563	254,028	428,777	778,682
Interest expense	(24,366)	(8,211)	(36,966)	(26,760)
Other income, net	41,265	2,636	52,091	33,790
Income before income taxes	63,462	248,453	443,902	785,712
(Benefit from) provision for income taxes	(6,552)	60,033	129,332	236,824
Net income	70,014	188,420	314,570	548,888
Net income attributable to noncontrolling interests	4,352	4,816	14,656	13,847
Net income attributable to Westlake Chemical Corporation	$65,662	$183,604	$299,914	$535,041
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$0.51	$1.39	$2.31	$4.04
Diluted	$0.51	$1.39	$2.29	$4.02

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2016	December 31, 2015

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$380,519	$662,525
Marketable securities	—	520,144
Accounts receivable, net	1,070,501	508,532
Inventories	744,536	434,060
Restricted cash	169,320	—
Other current assets	54,868	49,928
Total current assets	2,419,744	2,175,189
Property, plant and equipment, net	6,450,947	3,004,067
Other assets, net	2,026,358	390,029
Total assets	$10,897,049	$5,569,285

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$1,055,969	$522,642
Current term loan	148,681	—
Long-term debt, net	3,680,585	758,148
Other liabilities	2,187,677	726,564
Total liabilities	7,072,912	2,007,354
Total Westlake Chemical Corporation stockholders' equity	3,457,728	3,265,878
Noncontrolling interests	366,409	296,053
Total equity	3,824,137	3,561,931
Total liabilities and equity	$10,897,049	$5,569,285

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2016	2015

	(In thousands of dollars)
Cash flows from operating activities
Net income	$314,570	$548,888
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	227,193	180,229
Deferred income taxes	105,910	7,585
Other balance sheet changes	(103,513)	104,598
Net cash provided by operating activities	544,160	841,300
Cash flows from investing activities
Acquisition of business, net of cash acquired	(2,437,829)	15,782
Additions to cost method investment	(4,000)	—
Additions to property, plant and equipment	(467,330)	(329,236)
Proceeds from disposition of equity method investment	—	27,865
Proceeds from sales and maturities of securities	662,938	16,056
Purchase of securities	(138,422)	(282,542)
Other, net	(4,442)	(1,518)
Net cash used for investing activities	(2,389,085)	(553,593)
Cash flows from financing activities
Debt issuance costs	(35,207)	—
Dividends paid	(71,933)	(67,852)
Distributions to noncontrolling interests	(12,300)	(10,982)
Proceeds from debt issuance	1,428,512	—
Proceeds from term loan and drawdown of revolver	600,000	—
Restricted cash associated with term loan	(154,000)	—
Repayment of revolver	(125,000)	—
Repurchase of common stock for treasury	(67,406)	(114,254)
Other, net	(2,165)	(10,035)
Net cash provided by (used for) financing activities	1,560,501	(203,123)
Effect of exchange rate changes on cash and cash equivalents	2,418	(3,260)
Net (decrease) increase in cash and cash equivalents	(282,006)	81,324
Cash and cash equivalents at beginning of period	662,525	880,601
Cash and cash equivalents at end of period	$380,519	$961,925

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

	(In thousands of dollars)
Net external sales
Olefins	$497,365	$588,097	$1,422,869	$1,792,052
Vinyls	781,663	599,940	1,917,407	1,684,518
	$1,279,028	$1,188,037	$3,340,276	$3,476,570
Income (loss) from operations
Olefins	$118,475	$196,703	$408,274	$608,744
Vinyls	22,235	67,779	136,559	202,831
Corporate and other	(94,147)	(10,454)	(116,056)	(32,893)
	$46,563	$254,028	$428,777	$778,682
Depreciation and amortization
Olefins	$36,649	$27,678	$95,582	$82,240
Vinyls	56,136	33,432	128,691	97,615
Corporate and other	1,444	138	2,920	374
	$94,229	$61,248	$227,193	$180,229
Other income (expense), net
Olefins	$1,101	$1,323	$3,706	$3,770
Vinyls	(1,226)	10	1,722	6,927
Corporate and other	41,390	1,303	46,663	23,093
	$41,265	$2,636	$52,091	$33,790

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2016	2015	2016	2015

	(In thousands of dollars)
EBITDA	$255,369	$182,057	$317,912	$708,061	$992,701
Less:
Provision for (benefit from) income taxes	66,584	(6,552)	60,033	129,332	236,824
Interest expense	5,915	24,366	8,211	36,966	26,760
Depreciation and amortization	67,250	94,229	61,248	227,193	180,229
Net income	115,620	70,014	188,420	314,570	548,888
Changes in operating assets and liabilities and other	80,984	101,334	213,028	123,680	284,827
Deferred income taxes	44,353	2,920	4,497	105,910	7,585
Net cash provided by operating activities	$240,957	$174,268	$405,945	$544,160	$841,300

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2016 vs. Third Quarter 2015		Third Quarter 2016 vs. Second Quarter 2016
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-6.3%	-9.1%	+3.9%	-3.3%
Vinyls	-3.0%	+33.3%	+0.8%	+31.3%
Company	-4.6%	+12.3%	+2.2%	+15.6%

Average Quarterly Industry Prices (1)

	Quarter Ended
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016
Ethane (cents/lb)	6.4	5.9	5.3	6.8	6.3
Propane (cents/lb)	9.6	9.9	9.1	11.7	11.2
Ethylene (cents/lb) (2)	28.2	21.4	21.1	25.9	32.5
Polyethylene (cents/lb) (3)	72.3	65.0	60.3	67.0	68.7
Styrene (cents/lb) (4)	64.2	58.3	58.0	65.2	66.8
Caustic soda ($/short ton) (5)	563.3	595.8	582.5	611.7	660.8
Chlorine ($/short ton) (6)	275.0	285.0	285.0	296.7	304.2
PVC (cents/lb) (7)	66.5	64.5	64.8	70.5	71.5
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(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American net transaction prices of polyethylene low density GP-Film grade over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.

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